                                                                    EXHIBIT 10
                      IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF OREGON


IN RE LOUISIANA-PACIFIC INNER-            NO.   95-879-JE
SEAL(TM) SIDING PRODUCTS LIABILITY        _________________
LITIGATION                                     95-1453-JE

                                     SETTLEMENT AGREEMENT



      THIS AGREEMENT is entered into this 18th day of October, 1995, by and among (1) the plaintiffs in the above litigations, for themselves and on behalf of the plaintiff class as hereinafter defined ("Settlement Class"); and
(2) the defendants in the litigations. The Defendants and Plaintiffs, collectively, shall hereinafter be referred to as the "Parties."

      Subject to Court approval as required by the Federal Rules of Civil Procedure and as hereinafter provided, it is hereby stipulated and agreed by the Parties that, in consideration of the promises and covenants set forth in this Agreement and upon the entry by the Court of a Final Order and Judgment approving the settlement and directing the implementation of the terms and conditions of the settlement as set forth in this Agreement, this action shall be settled and compromised upon the terms and conditions contained herein.

1.    DEFINITIONS

      As used in this Agreement and the exhibits annexed hereto, in addition to any definitions elsewhere in this Agreement, the following terms shall have the meanings set forth below:

      Action means all actions consolidated into the above-referenced caption, pending in the United States District Court for the District of Oregon.

      Agreement or Settlement Agreement means this Settlement Agreement, including all exhibits hereto.

      Claims Administrator means the firm hired to process claims in accordance with Section 10 of this Agreement.

      Claim for Unreimbursed Repair means a claim described in Section 5.7c in the form attached as Exhibit "D" and filed with the Claims Administrator within 365 days after the date of the Initial Notice Date.

      Class Notice means the initial form of court-approved notice substantially in the form attached as Exhibit "A" to this Agreement.
      Damage means that Exterior Inner-Seal Siding(TM) that fails at the time of the inspection to perform its essential purposes of cladding and protecting the wall assembly and presenting appropriate aesthetics. Factors that will be considered to determine whether siding has sustained damage include, but are not limited to, dimensional instability, including thickness swell and warpage, high moisture content, edge checking where there is penetration of the substrate, fungal degradation, and appearance. Damage does not include damage resulting from natural disaster including, but not limited to, fire, hurricane, tornado, flood, or other similar force majeure event.

      Date of the Claim means the date or dates on which claims were submitted under this Agreement by an Eligible Claimant with respect to Damage to Exterior Inner-Seal(TM) Siding on a Property.

      Date of Installation means the date or approximate date that Exterior Inner-Seal(TM) Siding was installed on the Property of a Settlement Class Member. In the absence of proof of installation on a different date, the Date of Installation will be presumed to be the date of certificate of occupancy or purchase of a newly constructed Property containing such siding (whichever is earlier), or if a previously owned Property was purchased originally containing such siding, the date of original construction or purchase of the Property. If the claimant does not know the date of installation (or whether the siding is L-P's), the Independent Adjuster shall make a good faith estimate after first having verified that the siding is Exterior Inner-Seal(TM) Siding.

      Defendants means L-P and Harry A. Merlo.

      Eligible Claimant means a current owner of Property who has not assigned the claim, a subsequent purchaser of Property not subject to a prior assignment of claim, or a former owner of Property who holds a valid assignment of claim or who made a prior unreimbursed repair or replacement prior to January 1, 1996 or who presented a prior claim to L-P.

      Exterior Inner-Seal(TM) Siding means any year of manufacture or type of Oriented Strand Board lap or panel siding, soffit, facia, or trim manufactured by L-P, but does not include any such products that were sold by L-P without an express warranty (e.g., utility board), or that were re-classified by L-P to exclude an express warranty before the date of this Agreement.

      Fairness Hearing means the hearing to be conducted by the Court in connection with the determination of the fairness, adequacy and reasonableness of this Agreement under Fed. R. Civ. P. 23.

      Final Order and Judgment means the Order to be entered by the Court, in a form that is mutually agreeable to the parties, approving this Agreement without material alterations, as fair, adequate and reasonable under Fed. R. Civ. P. 23(e), confirming the Settlement Class certification, and making such other findings and determinations as the Court deems necessary and appropriate to effectuate the terms of this Agreement.

      First Opt Out Period means the period commencing on the Initial Notice Date and continuing for 120 days from that date.

      Independent Adjuster means the firm(s) or person(s) jointly hired, selected and trained by L-P, Class Counsel and the Claims Administrator to evaluate claims submitted pursuant to the terms of this Agreement.

      Initial Notice Date means the first date upon which the Class Notice is initially mailed to the Settlement Class pursuant to Section 7 of this Agreement.

      L-P means Louisiana-Pacific Corporation, its subsidiaries or affiliates, successors, and assigns.

      Person means any individual or legal entity or their successors or assigns.

      Plaintiffs' Class Counsel means the following counsel: (i) A. Hoyt Rowell, III, of Ness, Motley, Loadbolt, Richardson & Poole; (ii) Steve W. Berman of Hagens & Berman; (iii) Christopher I. Brain of Tousley Brain ; (iv) Bennet A. McConaughy of Foster Pepper & Shefelman; (v) Michael F. Ram of Lieff, Cabraser, Heimann & Bernstein; and (vi) William H. Garvin III of Fonvielle & Hinkle; as co-lead counsel. Additional counsel for the class are Don Barrett of The Barrett Law Offices; Michael D. Hausfeld and Gary Mason of Cohen, Milstein, Hausfeld & Toll; Cunningham, Bounds, Yance, Crowder & Brown; Doffermyre, Shields, Canfield & Knowles; Walter S. McLin, III and Philip S. Smith of McLin, Burnsed, Morrison, Johnson & Robuck, P.A.; Law Offices of Philip Gordon; Heins Mills & Olson, P.L.C.; Hogan, Smith & Alspaugh; Krislov & Associates; McRight, Jackson, Dorman, Myrick & Moore; Moore & Brown; Pozzi Wilson & Atchinson; Susman, Buehler & Watkins; and Les M. Swanson.

      Preliminary Approval means the Court's conditional certification of the Settlement Class, preliminary approval of this Agreement, and approval of the form of the Class Notice pursuant to Fed. R. Civ. P. 23(c)(2) and (e).

      Problem Report means a report referred to in Section 5.4 of this Agreement and attached as Exhibit "C" to this Agreement.

      Property means any structure including homes, mobile homes, townhomes, condominiums, apartments, commercial structures and other types of buildings or structures on which Exterior Inner-Seal(TM) Siding was installed prior to January 1, 1996 or on which Exterior Inner-Seal(TM) Siding was replaced by virtue of Damage.

      Recovery Program means the procedure set forth in Section 5 hereof.

      Replacement Cost means the average cost per square foot of surface area of siding for full replacement including all materials and labor as required to replace and repair Damaged panels or boards and to repaint and otherwise restore the exterior to the extent necessary to make the repair as cosmetically acceptable as practicable in conformity with all applicable laws, building codes, and zoning regulations. Replacement costs will be set by agreement of the parties using Means' Price Data for such geographic areas as are agreed upon by the parties (the "Initial Means Price"). The Initial Means Price will be adjusted annually for inflation using the most representative Consumer Price Index ("CPI") for the geographic area covered by the respective Initial Means Price data for the region in which the Property is located.

      Means Price Data means the cost, labor, materials and repair data supplied to the construction industry by the R.S. Means Co., Inc. for the appropriate location and time period as agreed upon by the parties.

      Settlement Amount means the aggregate amount of funding under Section 4, payment of which is guaranteed by L-P, plus interest or other earnings thereon.

      Settled Claim means any claim, liability, right, demand, suit, matter, obligation, damage, loss or cost, action or cause of action, of every kind and description that the Releasing Party, (as defined in Section 14 of this Agreement), has or may have, whether known or unknown, asserted or unasserted, latent or patent, that is, has been, could reasonably have been or in the future might reasonably be asserted by the Releasing Party either in the Action or in any other action or proceeding in this Court or any other court or forum, regardless of legal theory, and regardless of the type or amount of relief or damages claimed, against any of the Defendants, arising from or in any way relating to any defects or alleged defects of Exterior Inner-Seal(TM) Siding, or any part thereof. Without limiting the generality of the foregoing, Settled Claim shall include, with regard to the foregoing subject matter:

      (1) any claim for breach or violation of any federal, state, common or other law;

      (2) any claim for breach of any duty imposed by law, by contract or otherwise;

      (3) any claim based on strict product liability, negligence, reliance, breach of express or implied warranty, racketeering, fraud, conspiracy, consumer fraud, negligent misrepresentation, or intentional misrepresentation;

      (4) any claim arising from or in any way related to the promotion, design, manufacture, production, sale, distribution, or assembly of Exterior Inner-Seal(TM) Siding, and/or any alleged defects in Exterior Inner-Seal(TM) Siding, or any part thereof;

      (5) any claim for personal injury, emotional distress, or mental anguish associated with any of the above; and

      (6) any claim for penalties, punitive damages, exemplary damages, or any claim for damages based upon a multiplication of compensatory damages associated with the above.

      However, Settled Claim does not include any claim for bodily injury (including wrongful death) and associated emotional distress and mental anguish; or claims arising from the purchase, sale or holding of L-P stock and does not include claims arising from the purchase of new L-P stock and does not include claims arising from the installation of new Exterior Inner-Seal(TM) Siding after January 1, 1996.

      Settlement Class means a class composed of all Persons who have owned, own, or subsequently acquire Property on which Exterior Inner-Seal(TM) Siding has been installed prior to January 1, 1996 who are given notice in accordance with the Due Process Clause of the United States Constitution.

      Excluded from the Settlement Class are:

      (1) All Persons who, in accordance with the terms of this Agreement, properly execute and file a timely request for exclusion from the Settlement Class; and

      (2) All persons who are members of the certified class in the Florida action entitled Anderson v. Louisiana-Pacific Corporation, No. 94-2458-CA-01.

      Settlement Date means the date on which all of the following have occurred: (a) the entry of the Final Order and Judgment without material modification and (b) the achievement of finality for the Final Order and Judgment by virtue of that Order having become final and non-appealable through (i) the expiration of all appropriate appeal periods without an appeal having been filed; (ii) final affirmance of the Final Order and Judgment on appeal or final dismissal or denial of all such appeals, including petitions for review, rehearing or certiorari; or (iii) final disposition of any proceedings, including any appeals, resulting from any appeal from the entry of the Final Order and Judgment.

      Settlement Fund means the fund established in accordance with the terms of Section 4 of this Agreement.

      Subsequent Notice Date means the date that a mailed or published class notice is initially mailed or published pursuant to Section 8 of this Agreement.

      Subsequent Opt Out Period(s) means the 90-day period(s) commencing from the Subsequent Notice Date, during which time, as set forth in Section 9, a person who did not receive actual notice of the initial Class Notice (other than an owner occupied, single family unit)and who acquires Property with Exterior Inner-Seal(TM) Siding after the initial Class Notice may opt out. A person who acquires a Property with Exterior Inner-Seal(TM) Siding after the Initial Notice Date may opt out only during the next Opt Out Period following the acquisition of Property with Exterior Inner-Seal(TM) Siding.

      Term of Agreement or Term means the seven-year period commencing on January 1, 1996.

2.    SETTLEMENT PURPOSES ONLY

      2.1 This Agreement is for settlement purposes only, and neither the fact of, nor any provision contained in, this Agreement or its attachments, nor any action taken hereunder shall constitute, be construed as, or be admissible in evidence as, any admission of the validity of any claim or any fact alleged by Plaintiffs in this Action or in any other pending action or of any wrongdoing, fault, violation of law, or liability of any kind on the part of any Defendant or admission by any Defendant of any claim or allegation made in this Action or in any action, nor as an admission by any of the Plaintiffs, members of the Settlement Class or Plaintiffs' Class Counsel of the validity of any fact or defense asserted against them in the Action or in any action.

      2.2 Any certification of a preliminary or final Settlement Class pursuant to the terms of this Agreement shall not constitute, and shall not be construed as, an admission on the part of any Defendant that this action, or any other proposed or certified class action, is appropriate for trial class treatment pursuant to Fed. R. Civ. P. 23 or any similar class action statute or rule. This Agreement is without prejudice to the rights of Defendants to
(a) oppose certification in this action should the Settlement not be approved or implemented for any reason, or (b) oppose certification in any other proposed or certified class action; or (c) use the certification of this settlement class to oppose certification of any other proposed class arising out of the claims asserted herein.

3.    SUBMISSION FOR PRELIMINARY APPROVAL

      3.1 Promptly after execution of this Agreement, the Parties shall jointly submit this Agreement, through their respective attorneys, to the Court for Preliminary Approval.

4.    SETTLEMENT FUND

      4.1. L-P shall contribute a minimum of $275,000,000 to the Settlement Fund (the "Initial Funding Obligation"), but may increase such amount in accordance with Sections 4.6-4.9 or otherwise.

      4.2 All amounts due and owing by L-P under this Agreement shall be paid when due as provided herein into the Settlement Fund to be established and maintained and administered by the Claims Administrator under the continuing jurisdiction and supervision of the Court. Any and all interest and earnings of the Settlement Fund assets shall accumulate and become part of the Settlement Fund.

      4.3 Within thirty days of entry of the Final Order and Judgment, L-P shall make its first payment of $100,000,000 into the Settlement Fund, which shall be an appropriate qualified settlement account. On the first business day subsequent to the anniversary date of the entry of the Final Order and Judgment, L-P shall pay into the Settlement Fund the following amounts:

                        Year 2      $55,000,000
                        Year 3      $40,000,000
                        Year 4      $30,000,000
                        Year 5      $20,000,000
                        Year 6      $15,000,000
                        Year 7      $15,000,000

      4.4 The Settlement Amounts in the Settlement Fund shall be allocated in the following manner. Funds paid pursuant to Section 4.3 shall be allocated proportionally by regions (as defined in Exhibit G) to pay claims for Properties located in these regions. The initial allocation by region shall be proportional to the ratio that the total Exterior Inner-Seal(TM) Siding distributed within each region bears to the total Exterior Inner-Seal(TM) Siding distributed to all regions (excluding the State of Florida) between 1985 and January 1, 1996. To the extent any funds in the Settlement Fund are not paid out to claimants within the year they were deposited (the "Undisbursed Funds"), the Undisbursed Funds, together with accumulated interest and earnings, shall roll over into the succeeding year or years and be available to pay claims or costs of administration as follows: the Undisbursed Funds shall be allocated to sub-accounts for each region for which there were insufficient funds to pay prior approved claims in the same proportion as the ratio of unpaid claims of each region bears to the total of all unpaid claims of all regions (excluding claims in Florida).

      4.5 All class members shall be bound to the terms of this Agreement for an initial period of four years starting from entry of the Final Order and Judgment regardless of whether the Initial Funding Obligation is adequate to satisfy all claims filed hereunder.

      4.6 If, at any time after the expiration of four years starting from entry of the Final Order and Judgment, the Claims Administrator notifies L-P that the amount of approved claims (together with allowable administrative expenses charged against the Settlement Fund) equals or exceeds $275,000,000 (the "Funded Claims"), the Agreement shall terminate as to all other claims (the "Unfunded Claims") unless within 60 days after its receipt of such notification, L-P advises Plaintiffs' Class Counsel in writing of its election to provide additional funding to the Settlement Fund (the "Additional Funding Election").

      4.7   If L-P makes a timely Additional Funding Election,

            (a) it shall deposit into the Settlement Fund within 12 months from the date of the notification from the Claims
      Administrator an amount equal to (i) the aggregate Unfunded Claims approved prior to the expiration of such 12-month period or
      (ii) $50,000,000 (the "Second Funding Obligation"), whichever is lesser; and

            (b) all class members are bound by this Agreement for such additional 12-month period.

      4.8 If the payment of the Second Funding Obligation is insufficient to satisfy in full all approved claims (together with allowable administrative expenses charged against the Settlement Fund) that were filed prior to the expiration of the 12-month period referred to in paragraph 4.7, the Claims Administrator shall so notify L-P, and

            (a) within 12 months thereafter, L-P shall deposit into the Settlement Fund an amount equal to (i) the aggregate claims approved prior to the expiration of such second 12-month period or
      (ii) $50,000,000 (the "Third Funding Obligation"), whichever is lesser; and

            (b) all class members are bound by this Agreement for such second 12-month period.

      4.9 If at the end of the period of seven years after initial funding the payments to the Settlement Fund are insufficient to satisfy in full all approved claims (together with allowable and administrative expenses charged against the Settlement Fund) that were filed prior to January 1, 2003, the Claims Administrator shall so notify L-P no later than 60 days thereafter, and


            (a) within 60 days of such notification, L-P shall advise Plaintiffs' Class Counsel in writing whether it elects to satisfy such remaining unfunded claims (the "Final Funding Obligations"); and if so, it shall make additional payments into the Settlement Fund at the end of each of the next two 12-month periods or until all claims are paid in full. Each such additional payment shall be in an amount equal to: (i) 50% of the aggregate sum of all remaining unfunded approved claims and administrative expenses; or
      (ii) 100% of the aggregate sum (up to a maximum of $50 million), whichever is greater;

            (b) if L-P makes the Final Funding Obligation election and makes the required payments to the Settlement Fund, all class members are bound by this Agreement for an additional 24-month period.

      4.10 If L-P fails to make payment of any sum when due under this paragraph 4, all Class Members whose claims remain unsatisfied from the Settlement Fund for a period of 90 days thereafter may pursue whatever legal remedies are available to them without regard to the release of claims provided in this Agreement and such claims thereafter shall be governed by the provisions of Section 19.

      4.11 Within three business days after Preliminary Approval, L-P shall deposit into an account designated by Plaintiffs' Class Counsel sufficient funds to commence distribution of the Initial Class Notice. The amount deposited will be based on a good faith estimate by Plaintiffs' Class Counsel of the amounts required for the first sixty days of the distribution of the Initial Class Notice. Thereafter, until final approval, L-P shall replenish the fund as is reasonably necessary in the good faith judgment of Plaintiffs' Class Counsel to meet the obligations of L-P hereunder. Plaintiffs' Class Counsel shall first have obtained the consent of L-P to the amounts to be deposited, which consent shall not unreasonably be withheld. If the Settlement is approved, this account will continue to operate until the funds are depleted or are transferred to the Settlement Fund. Any amounts expended on the Class Notice are nonrefundable. If the Settlement is terminated, all funds in the account shall be returned to L-P. Any amounts paid under this Section shall be credited toward L-P's payment obligations as specified in
Section 4.3.

      4.12 Upon determination of the Claims Administrator that all claims made within the Term of the Agreement have been paid and processed and the Settlement Fund is not exhausted, any amounts remaining in the Settlement Fund shall revert to L-P.

      4.13 If all approved claims and administrative expenses are paid in full, all class members are finally and fully bound by this Agreement and L-P shall forever be discharged from any further obligations to the class members and under this Agreement in accordance with Section 14.

5.    RECOVERY PROGRAM

      5.1 All Eligible Claimants are eligible for relief under this Agreement in accordance with this Section.

      5.2 Eligible Claimants shall be entitled to recover under this Agreement if: (i) damage has occurred to Exterior Inner-Seal(TM) Siding on the Property, (ii) the Damage occurred before or during the Term of this Agreement, and (iii) the Eligible Claimant files a claim within the Term of this Agreement.

      5.3 If an Eligible Claimant has repaired or replaced any damaged Exterior Inner-Seal(TM) Siding prior to the Initial Notice Date, he is eligible to participate if he provides proof of ownership of Exterior Inner-Seal(TM) Siding, proof of repair of such siding as provided in Section 5.7.c., and files a Claim for Unreimbursed Repair within 365 days of the Initial Notice Date.

      5.4 To recover under this Agreement, a Settlement Class member must properly complete a Problem Report or Claim for Unreimbursed Repair (Exhibits "C" and "D"). If a class member has not received a Class Notice, he or she may call the Toll-Free Number to report problems with Exterior Inner-Seal(TM) Siding and/or to obtain information about the Settlement. The Claims Administrator will then forward to the potentially Eligible Claimant a Problem Report (Exhibit "C") or a Claim for Unreimbursed Repair (Exhibit "D").

            5.4.1 Certain basic information will be gathered when the Settlement Class member makes a Problem Report, or Claim For Unreimbursed Repair, i.e., name, address, builder, subdivision, description of problem and whether the Problem Report is the first or a subsequent claim under this Agreement, proof of the use of the Exterior Inner-Seal(TM) Siding and ownership verification of the Property or assignment of claim.

            5.4.2 Data from all Problem Reports and Claims for Unreimbursed Repair shall be entered into the computer system for processing and made available to the Independent Adjuster, Plaintiffs' Class Counsel and L-P.

      5.5 Once a Problem Report or Claim for Unreimbursed Repair has been received by the Claims Administrator, and subject to the frequency limitation of Section 5.9, an Independent Adjuster will be sent as soon as practicable to inspect the Property at no cost to the Settlement Class member; but after the expiration of one year from the commencement of the Recovery Program, such inspection will occur within 60 days from the date the Problem Report or Claim for Unreimbursed Repair is received by the Claims Administrator.

      5.6 The inspection by the Independent Adjuster shall include the following:

            a. The Independent Adjuster will verify that the Class Member had or has Exterior Inner-Seal(TM) Siding on the Property.

            b. The Independent Adjuster will determine the Date of Installation of Exterior Inner-Seal(TM) Siding.

            c. The Independent Adjuster will verify whether the Exterior Inner-Seal(TM) Siding on the Property has sustained Damage; and, if so, he will apply a protocol to determine the amount of Exterior Inner-Seal(TM) Siding that should be replaced. The protocol will be based on reasonable and mutually acceptable standards. The standards shall take into account the cause and extent of the existing failed siding, the location and dispersal of the failed siding, the construction procedures necessary for replacing the failed siding in a workmanlike manner, and the availability and feasibility of aesthetically and structurally matching the existing siding. In making this determination, the Independent Adjuster may give due consideration to the appearance, moisture content, and thickness swell of the siding.

            d. The Independent Adjuster will complete an inspection form for each claim inspected.

      5.7 After completion of the inspection, the Independent Adjuster will forward his report to the Claims Administrator who will determine the amount an Eligible Claimant shall be paid based on the information contained in the report of the Independent Adjuster, the Replacement Cost of the affected siding and the factors listed below:

            a. The maximum amount that may be awarded for replacing siding for a single Property under the terms of this Agreement shall be the Replacement Cost times the surface area of the siding to be replaced. No deduction for footage will be made for windows or doors within the siding area to be replaced. If a side of a unit has sustained Damage, then such side will be deemed to have a minimum of thirty-two (32) square feet of Damage to that side. With regard to panels, if a panel is Damaged, the entire panel will be included as Damaged square footage to be replaced.

            b. The Claims Administrator, using the information provided by the Independent Adjuster in the Field Inspection and Evaluation Form, shall make certain deductions based on the age of the siding, calculated as of the Date of the Claim. These deductions shall be calculated as follows:

      Years 1 and 2 from
      Date of Installation    0% deduction

      Years 3 and 4 from            5% deduction per year (prorated
      Date of Installation    monthly)

      Year 5 and subsequent
      years from Date of            8% deduction per year (prorated
      Installation                  monthly)


In no event shall the deductions exceed 65% of the Replacement Cost.

            c. Class members who have sustained Damage to Exterior Inner-Seal(TM) Siding on their Property, which they have replaced or attempted to repair at their own expense without reimbursement from L-P, are entitled to file a Claim for Unreimbursed Repair in accordance with this paragraph 5.7.c. if they establish by clear evidence to the reasonable satisfaction of the Independent Adjuster that:

            (i) Exterior Inner-Seal(TM) Siding was installed on the Property and sustained Damage;

            (ii) Exterior Inner-Seal(TM) Siding was replaced or repaired as a result of such Damage; provided that, expenditures for painting, washing, caulking and similar routine maintenance items do not constitute reimbursable expenses unless performed within two years of the Date of Installation to repair damage on Product that was properly installed, finished and maintained in accordance with L-P's standard instructions in effect on the Date of Installation. In no case shall the Eligible Claimant be entitled to recover an amount as reimbursement for such repair or replacement that is greater than the amount to which he would be entitled to recover for repair costs under this Agreement or the actual out-of-pocket cost of the repairs, whichever is less.

      5.8 The Independent Adjuster shall forward to the Claims Administrator, L-P and designated Plaintiffs' Class Counsel a Field Inspection and Evaluation Form (Exhibit "E"). The Claims Administrator will forward to the Eligible Claimant a check, appropriate release (in the form of Exhibit "F") and a Notice of Settlement. Each class member shall advise any subsequent purchaser from him or her of the settlement or record the Notice of Settlement in the title records of the Property and make such other appropriate disclosure as may be required by local or state laws regarding the purchase and sale of property. Any class member who fails to perform the obligations of this Section 5.8 shall indemnify and hold harmless L-P and/or the Settlement Fund for all duplicate payments made to subsequent purchasers.

      5.9 In the event an Eligible Claimant suffers subsequent damage to Exterior Inner-Seal(TM) Siding that was not compensated under a prior Problem Report or Claim for Unreimbursed Repair, the claimant may make another Problem Report within the Term of this Agreement and proceed through the Recovery Program. A claimant may make a claim once every twelve month period. After a claimant has filed three claims during the Term of this Agreement, the claimant must pay the cost of any additional inspections by an Independent Adjuster.

      5.10 Notwithstanding that a member of the Settlement Class previously has submitted or resolved a claim (the "Prior Claim") pursuant to any L-P claim or warranty program (or signed a release of claims as part of such program), said class member may participate under the terms of this Agreement to the extent that the claimant (a) establishes Damage; (b) would have received a greater amount had the Prior Claim been processed under this Agreement; (c) files a Problem Report (Exhibit C) within 365 days of the Initial Notice Date. Any amount due to such claimant under this Agreement on account of the Prior Claim shall be reduced by the amount of any payment previously made by L-P. For subsequent damage not covered by the original claim, such claimant may make claims under this Agreement without regard to the Prior Claim or its resolution.

      5.11 Any class member who is a subsequent purchaser of the Property may file a claim for Exterior Inner-Seal(TM) Siding that has sustained Damage only if such Damaged siding has not previously been subject to a claim filed by his predecessor for which compensation has been paid. However, for any new Damage not covered by the Prior Claim, the subsequent purchaser may make claims under this Agreement without regard to the Prior Claim or its resolution.

      5.12 The Claims Administrator shall process payment of claims in the order of the Date of Claims.

      5.13 This Agreement applies to any Exterior Inner-Seal(TM) Siding installed prior to January 1, 1996.

6.    Selection and Training of Independent Adjusters

      6.1 All fees and expenses incurred in relation to the performance of the duties and obligations of the Independent Adjusters shall be paid from the Settlement Fund.

      6.2 Each Independent Adjuster will be required to attend a training course presented and developed by L-P with the assistance of Plaintiffs' Class Counsel or their designees. The content of the course will be agreed to by the Plaintiffs' Class Counsel and L-P and updated as required by experience. The Independent Adjuster shall have the right to hire and fire adjusters subject to the provisions of Section 6.5.

      6.3 L-P and Plaintiffs' Class Counsel, upon agreement, shall have the right to supplement the list of Independent Adjusters and substitute or add others with the consent of opposing counsel, which consent shall not be unreasonably withheld.

      6.4 Plaintiffs' Class Counsel and L-P shall have the right during the Term of this Agreement independently to test, on a sample basis, the findings of the Independent Adjusters.

      6.5 In the event either L-P or Plaintiffs' Class Counsel reasonably believes that any of the Independent Adjusters are not properly applying any of the terms of Section 5, or in the event there is a question about the application of the terms of this Agreement by the Independent Adjusters, then:

            a. The objecting Party's counsel shall notify counsel for the other Party to this Agreement in writing of his concern;

            b. Plaintiffs' Class Counsel and counsel for L-P will meet within 30 days of receipt of the written notification to try to resolve the concern;

            c. In the event the Plaintiffs' Class Counsel and counsel for L-P cannot resolve the concern, then the dispute shall be submitted to a special master to be appointed by the Court whose ruling shall be final and not appealable;

            d. In any event, Plaintiffs' Class Counsel and counsel for L-P shall meet in person or by telephone conference every six months to discuss the implementation and execution of this Agreement during the preceding six months and will attempt to resolve any concerns of the Parties.

7.    Initial Notice to the Class

      7.1 Upon Preliminary Approval, and as the Court may direct, Plaintiffs' Class Counsel or their designee shall cause the Class Notice describing the settlement embodied herein and the Fairness Hearing to be provided to the members of the Settlement Class as provided in this Section.

      7.2 The Class Notice, in a form similar to Exhibit "A" attached and approved by the Court, shall be mailed, first class postage prepaid, together with a request for exclusion substantially in the form of Exhibit "B" attached hereto to each member of the Settlement Class identified by Plaintiffs' Class Counsel through reasonable efforts. In addition, such mailing shall be sent to each member of the Settlement Class whose identity becomes known as a result of the Class Notice being published or other subsequent mailings will be made as the identities or addresses of additional class members becomes known.

      7.3 The Class Notice shall be distributed to prior claimants and to contractors, builders, suppliers and distributors who are known by L-P to have been involved in the sale, distribution or use of Exterior Inner-Seal(TM) Siding and to other interested organizations. The Class Notice shall initially be published in newspapers, trade journals, and magazines, and/or broadcast by radio and/or television in a manner reasonably calculated to reach members of the Settlement Class, as more particularly described in the initial notice plan to be approved by the Court. The Class Notice shall inform the reader, and/or listener or viewer, as the case may be, of a toll-free telephone number through which he may arrange for a mailing of the Class Notice, Problem Report, or Claim for Unreimbursed Repair (Exhibits C and Exhibit D).

      7.4 No later than the first dissemination of the Class Notice, Plaintiffs' Class Counsel or their designee, shall cause a nationwide toll-free telephone facility to be established. This facility shall be capable of
(a) receiving requests for the Class Notice and other materials described in this Section 7; (b) providing generalized information concerning deadlines for opt outs, proofs of claim, and presentations to the Court at the Fairness Hearing; and (c) mailing the materials to Settlement Class Members as provided in this Section 7. The facility may, as appropriate under instructions from Plaintiffs' Class Counsel, provide additional information or refer individual inquiries to Plaintiffs' Class Counsel for response. The facility shall maintain records of all mailings and such other information in such form and in such manner as Plaintiffs' Class Counsel may direct.

      7.5 The Class Notice, either in its original form or as modified by the Court or parties based on experience, shall be disseminated throughout the term of this Agreement as Plaintiffs' Class Counsel and/or the Claims Administrator identify additional class members.

8.    Subsequent Notice and Subsequent Published Notice

      8.1 A Subsequent Notice in a form approved by the Court shall be mailed to all prior claimants and any contractors, builders, distributors or suppliers that are known to the Claims Administrator or become known during the Term of the Agreement.

      8.2 A Subsequent Published Notice in a form agreed to by the Parties and approved by the Court shall be published in newspapers, trade journals, and magazines, in a manner reasonably calculated to reach New Settlement Class Members as the Claims Administrator may determine. The Subsequent Published Notice shall inform the reader of the toll-free telephone number through which he may arrange for a mailing in accordance with this Section 8 to be sent to him.

      8.3 The Subsequent Notice and Published Notice shall be disseminated not later than the end of the third and sixth years from the Settlement Date. The publication period for the Subsequent Notice program shall be thirty days.

      8.4 The Claims Administrator shall cause notice to be mailed, first class prepaid, together with attachments (Exhibits "B" and "C") to each person who requests such information in response to a Subsequent Published Notice.

9.    Class Members' Right of Exclusion/Inclusion

      9.1 A Settlement Class member may opt out of the Settlement Class at any time during the First Opt Out Period. In order to exercise the opt out right set forth in this Section, the Settlement Class member must complete and return a request for exclusion substantially in the form of Exhibit "B," or a reasonable substitute therefor. Such request must be postmarked on or before the end of the First Opt Out Period, which shall be 120 days from the date of the Initial Notice Date. Except for those class members who have properly opted out, all Settlement Class members will be deemed a Settlement Class member for all purposes under this Agreement. Any Settlement Class member who elects to opt out of the Settlement Class pursuant to this Section shall not be entitled to relief under or be affected by this Agreement.

      9.2 A Person who acquires a Property with Exterior Inner-Seal(TM) Siding after the Initial Notice Date but before the second notice may opt out within 90 days from the date of the initial publication of second class notice. A Person who acquires a Property with Exterior Inner-Seal(TM) Siding after the second notice but before the third notice may opt out within 90 days from the date of the initial publication of the third notice. The Settlement Class member must complete and return to the Claims Administrator a request for exclusion substantially in the form of Exhibit B, or a reasonable substitute therefor. Such request must be postmarked on or before the expiration of the applicable Subsequent Opt Out Period. Any Settlement Class member who has not so elected will be a Settlement Class member for all purposes under this Agreement. Any such Settlement Class member who elects to opt out of the Settlement Class pursuant to this Section 9.2 shall not be entitled to relief under or be affected by this Agreement.

      9.3 A Person who acquires Property, other than an owner-occupied, single family unit, after the Initial Notice Date with actual notice or knowledge (as opposed to constructive notice) of this Agreement shall have no right to opt out of the Settlement Class with respect to that Property.

      9.4 With respect to any Settlement Class member who elects to opt out, to the extent that the statutes of limitations and/or repose or any defense of lapse of time are tolled by operation of law, they will continue to be tolled until ninety (90) days after receipt of the election to opt out or for such longer period as the law may provide without reference to this Agreement.

10.   Claims Administration

      10.1 The Claims Administrator shall, under the supervision of the Court, administer the relief provided by this Settlement Agreement by resolving claims in a rational, responsive, cost effective, and timely manner. The Claims Administrator shall maintain the records of its activities in computerized database form and shall provide such periodic and special reports and such otherinformation as the Court or the Parties may request.

11.   Right of Withdrawal

      11.1 If the total number of Settlement Class members who elect to opt out from the Settlement Class during the First Opt Out Period is, in L-P's opinion, excessive, L-P shall have the independent right to withdraw from this Agreement by giving written notice thereof to the other Parties no later than ten days prior to the Fairness Hearing.

12.   Statutes of Limitations or Repose

      12.1 A Settlement Class member shall not be barred from obtaining relief under this Agreement because of a statute of limitations or repose or due to the execution of a prior release.

13.   Exclusive Remedy; Dismissal of Action; Jurisdiction of Court

      13.1 This Agreement shall be the sole and exclusive remedy for any and all Settled Claims of Settlement Class members against Defendants arising from the use of Exterior Inner-Seal(TM) Siding, and upon entry of the Final Order and Judgment by the Court, each Settlement Class member who has not opted out of the Settlement Class or Settlement Class members who acquire Property containing Exterior Inner-Seal Siding after the Initial Notice Date and who do not opt out in the Subsequent Notice Periods, shall be barred from initiating, asserting, or prosecuting any Settled Claims against Defendants.

      13.2 On the Settlement Date, the Complaint shall be dismissed subject to the reactivation of claims as provided in Section 20 of this Agreement. Except as provided in Section 20 of this Agreement, Settlement Class members may not commence or actively prosecute actions on Settled Claims against any Defendant once the Final Order and Judgment is entered.

      13.3 The Court shall retain exclusive and continuing jurisdiction of the Action, all Parties and Settlement Class members, to interpret and enforce the terms, conditions, and obligations of this Agreement.

14.   Releases and Assignments

      14.1  Upon entry of the Final Order and Judgment, and subject to
Section 20 of this Agreement, each Settlement Class member who has not opted out of the Settlement Class, on behalf of himself and any Person claiming by or through him as his heir, administrator, devisee, predecessor, successor, representative of any kind, shareholder, partner, director, owner of any kind, affiliate, subrogee, assignee, or insurer (the "Releasing Party"), shall be deemed to and does hereby release and forever discharge, L-P, including its successors, parents, subsidiaries, divisions, departments, or affiliates, and any and all of its past, present and future officers, directors (including, without limitation, Harry A. Merlo), stockholders, partners, agents, servants, successors, subrogees and assigns and their respective insurers ("Releasees"), of and from any and all Settled Claims and related subrogation claims of the Releasing Party's subrogees or insurance carriers not protected from waiver of subrogation by the provisions of the applicable insurance policies (or assigned or subrogated prior to final approval of this Agreement and not subject to compromise or settlement by the policyholder) except as provided herein. Each Releasing Party, upon entry of the Final Order and Judgment, and subject to Section 19 of this Agreement, shall be deemed to and does hereby release and discharge each Releasee of and from any and all Settled Claims.
To the extent claims may be asserted against persons or entities in the chain of distribution, installation or finishing of the Exterior Inner-Seal siding, the Releasing Party shall be deemed to and does hereby release and forever discharge those persons or entities from claims based solely on distribution, handling, installation, specification, or use of the Exterior Inner-Seal(TM) Siding.

      14.2 Nothing in this Agreement shall prejudice or in any way interfere with the rights of the Settlement Class members, and the Defendants to pursue all their rights and remedies against any persons or entities not a party except as released in Section 14.1.

      14.3 Nothing in this Agreement shall be construed to affect in any way, or require the forfeiture or compromise of any claims that may arise from Settlement Class members' purchase of Exterior Inner-Seal_ Siding subsequent to January 1, 1996.

      14.4 When any subsequent purchaser succeeds to the rights of any Settlement Class member by acquiring Property covered by this Agreement, the subsequent purchaser shall automatically receive and succeed to all rights and obligations created by this Agreement as limited by the terms and conditions of this Agreement, unless a valid assignment of claim is executed between those parties, in which event the assignment of claim shall control who is entitled to participate under the terms of this Agreement.

15.   Expenses and Fees

      15.1 All expenses incurred in administering this Agreement, including cost of the Class and Subsequent Notices and costs of implementing and administering the claims process and the costs of the Independent Adjusters, shall be paid from the Settlement Fund.

      15.2 The reasonable fees and expenses of Plaintiffs' Class Counsel shall be paid by L-P on the Settlement Date separate and apart from the Settlement Amount, in such amount as is approved by the Court.

      15.3 Notwithstanding the failure by the Court to issue the Final Order and Judgment or a decision by L-P to exercise its right to withdraw pursuant to Section 11 of this Agreement, the Settlement Fund will bear, in accordance with the terms of this Agreement, the costs of the Class Notice and any expenses associated with this Settlement incurred to such point and any associated shutdown expenses, including any notices as the Court may hereafter direct, excluding attorneys' fees, and L-P shall not have the right to recoup such funds.

16.   Tax Status of Settlement Fund

      16.1 The Settlement Fund created under this Agreement will be established and maintained as a Qualified Settlement Fund ("QSF") in accordance with Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any Defendant shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue Service ("IRS") regarding the tax status of the Settlement Fund. The Parties agree to negotiate in good faith, subject to Court Approval, any changes to the Agreement necessary to obtain IRS approval of the Settlement Fund as a QSF.

      16.2 The Claims Administrator is appointed to act as administrator of the Settlement Fund within the meaning of Treas. Reg. Section 1-468B-2(k)(3). As theadministrator, the Claims Administrator will comply with the duties and obligations applicable to the administrator under the regulations under IRC section 468B, including undertaking the following actions: (a) apply for the tax identification number required for the Settlement Fund; (b) file, or cause to be filed, all tax returns the Settlement Fund is required to file under federal or state laws; (c) pay from the Settlement Fund all taxes that are imposed upon the Settlement Fund by federal or state laws; (d) comply with applicable federal or state information reporting and withholding requirements; and (e) file, or cause to be filed, tax elections available to the Settlement Fund, including a request for a prompt assessment under IRC sec. 6501(d) if and when it deems it appropriate to do so. If at any time it is determined that the Settlement Fund does not qualify as a Qualified Settlement Fund under Section 468B, the Claims Administrator shall apply for refunds of all taxes paid on the fund's modified gross income as defined in Reg. Section 1.468B-2. The Claims Administrator shall pay to L-P all such refunds received, together with interest actually received, from all taxing authorities.

      16.3 L-P, as transferor of the Settlement Fund, shall prepare and file the information statements concerning its settlement payments to the Settlement Fund as required to be provided to the IRS pursuant to the regulations under IRC section 468B.

      16.4 At least 95% of the Settlement Fund shall be invested in direct obligations of the United States, or in money market funds solely invested in such obligations, or their equivalent, unless otherwise agreed to by L-P and Plaintiffs' Class Counsel.

17.   Enforcement of Court's Settlement Approval Order

      17.1 In the event L-P fails to make a payment due and owing under the terms of this Agreement, or is in default of this Agreement in any other respect, Plaintiffs' Class Counsel shall so notify the Court. L-P shall then be given up to 20 calendar days to "cure" the default. If L-P does not "cure" the default in the time provided in this Section 17.1, Plaintiffs' Class Counsel shall apply to the Court for the relief set forth in Section 17.2 of this Agreement.

      17.2 In the event of a default by L-P under this Agreement, the Court may exercise all equitable powers over L-P to enforce this Agreement and the Final Order and Judgment irrespective of the availability or adequacy of any remedy at law. Such powers include, among others, the power of specific performance.

18.   Representations and Warranties

      18.1 L-P represents and warrants that it (i) has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporation action on the part of L-P; and (iii) this Agreement has been duly and validly executed and delivered by L-P and constitutes its legal, valid and binding obligation.

19.   Termination of the Agreement

      19.1 The performance of this Agreement is expressly contingent upon the Court's issuance of the Final Order and Judgment. If the Court fails to issue such Order following conclusion of the Fairness Hearing, L-P may elect to terminate this Agreement within twenty (20) business days of such failure, rendering it as having no force or effect whatsoever, null and void, ab initio, and not admissible as evidence for any purpose in any pending or future litigation (in any jurisdiction) involving any of the Parties. If the Court approves this Agreement, but this Agreement has not become final pending the resolution of an appeal of this Final Order and Judgment, L-P may elect to provide the relief to Settlement Class members under the terms and conditions of this Agreement. If L-P so elects to provide such relief to Settlement Class members pending the resolution of any such appeal, such relief will be conditioned upon the Eligible Claimant executing a release consistent with Sections 5.8 and 14 of this Agreement and all amounts so spent shall be credited against and deducted from the Settlement Amount. If L-P does not so elect, Plaintiff Class Counsel, acting on behalf of and for the benefit of Settlement Class members, may elect within twenty (20) business days thereof to terminate this Agreement, rendering it having no force and effect whatsoever, null and void ab initio, and not admissible as evidence for any purpose in this or any other pending or future litigation (in any jurisdiction) involving any of the Parties or Settlement Class members, and Defendants shall retain the right to oppose class certification. If L-P elects to provide such relief to Settlement Class members pending the resolution of any such appeal and after receiving Court approval, and the Settlement Date is never reached, L-P shall retain the right to terminate, at any time, this Agreement as provided for above in this paragraph and any amounts remaining in the Settlement Fund after the payment of administrative expenses (including the cost of termination) shall be returned to L-P by the Claims Administrator.

      19.2  In the event L-P elects not to contribute additional funds under
Section 4 of this Agreement, Settlement Class members who would still be eligible for relief under this Agreement may pursue, notwithstanding any other provision in this Agreement or the Final Order and Judgment thereon to the contrary, their unpaid Settled Claims and new claims associated therewith against L-P, the statute of limitations and/or repose will be deemed to have been tolled from April 28, 1995, until one hundred eighty (180) days after the date that L-P elects not to contribute additional funds under Section 4, or for such longer period as the law may provide without reference to this Agreement.

      19.3 Notwithstanding any other provision of this Agreement, if this Agreement is terminated for any reason, L-P hereby stipulates and agrees that the Plaintiffs may pursue their claims by moving for class certification, and the appropriateness of the plaintiffs to act as representative plaintiffs shall be based on their status as of the date of Preliminary Approval, even if one or more of the plaintiffs' individual claims will thereafter have been paid under this Agreement. In that event, L-P will also not object to the addition or substitution of class representative plaintiffs, but may oppose class certification on other grounds nunc pro tunc without prejudice from the existence of this Agreement.

      19.4 Until the Term of this Agreement has expired, L-P agrees to use its best efforts to preserve all records and evidence which are or could be relevant to, or could lead to the discovery of relevant evidence, concerning the research and development of Exterior Inner-Seal(TM) Siding, its marketing, distribution, and manufacture, and the operation of its claims process.

20.   Miscellaneous Provisions

      20.1 Subject to Court approval, L-P shall pay, separate and apart from the Settlement Amount, to each original plaintiff or plaintiff within ten days of the Settlement Date, $3,000 to each individual or married couple in recognition of their efforts on behalf of the Settlement Class, and $10,000 for the corporate class representative.

      20.2 This Agreement, including all Exhibits attached hereto, shall constitute the entire Agreement among the Parties with regard to the subject of this Agreement and shall supersede any previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, or amended except in writing signed by all Parties, subject to Court approval. The parties contemplate that, except for Exhibit F, the exhibits may be modified by subsequent agreement of L-P and Plaintiffs' Class Counsel prior to dissemination to the Settlement Class.

      20.3 This Agreement shall be construed under and governed by the laws of the State of Oregon, applied without regard to its laws applicable to choice of law.

      20.4 This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      20.5 This Agreement shall be binding upon and inure to the benefit of the Settlement Class, the Parties, and their representatives, heirs, successors, and assigns.

      20.6 This Agreement is conditioned upon L-P's providing to Plaintiffs' Class Counsel additional confirmatory information and discovery.

      20.7 The headings of the sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction. The decimal numbering of provisions herein is intended to designate subsections where applicable.

      20.8 Any notice, instruction, application for Court approval or application for Court orders sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally so sent by registered or certified mail, postage prepaid, if to L-P to the attention of L-P's respective representative and to Plaintiffs' Class Counsel on behalf of Settlement Class members, or to other recipients as the Court may specify. As of the date of this Agreement, the respective representatives are as follows:

      DATED this 18th day of October, 1995.

                                   Louisiana-Pacific Corporation



                                   By:    /S/ DONALD KAYSER
                                          Donald Kayser
                                          Its Chief Executive Officer



                                   By:    /S/ ROBERT SCHICK
                                          Robert Schick
                                          Vinson & Elkins L.L.P.
                                          2300 First City Tower
                                          1001 Fannin Street
                                          Houston, TX  7702-6760


                                   Counsel for Louisiana-Pacific Corporation

                                   Harry A. Merlo



                                   By:    /S/ WILLIAM F. MARTSON, JR.
                                          William F. Martson, Jr.
                                          Tonkon, Torp, Galen, Mardaduke &
                                          Booth
                                          1600 Pioneer Tower
                                          888 S.W. Fifth Avenue
                                          Portland, Oregon  97204-2099

                                   Counsel for Harry A. Merlo

                                   CLASS COUNSEL



                                   By:    /S/ A. HOYT ROWELL, III
                                          A. Hoyt Rowell, III
                                          Ness, Motley, Loadbolt, Richardson &
                                          Poole
                                          174 East Bay Street, Suite 100
                                          Charleston, S.C. 29041



                                   By:    /S/ STEVE W. BERMAN
                                          Steve W. Berman
                                          Hagens & Berman
                                          1301 Fifth Avenue
                                          Suite 2929
                                          Seattle, WA  98101



                                   By:    /S/ CHRISTOPHER I. BRAIN
                                          Christopher I. Brain
                                          Stephan O. Fjelstad
                                          Tousley, Brain
                                          ATT Gateway Tower
                                          Suite 5600
                                          Seattle, WA  98104



                                   By:    /S/ BENNET A. McCONAUGHY
                                          Bennet A. McConaughy
                                          Paul L. Ahern, Jr.
                                          Foster Pepper & Shefelman
                                          1111 Third Avenue
                                          Suite 3400
                                          Seattle, WA  98101

                                   William H. Garvin III
                                   FONVIELLE & HINKLE
                                   3375-A Capital Circle N.E.
                                   Tallahassee, FL  32308
                                   Telephone:  (904) 422-7773

                                   Michael F. Ram
                                   Jonathan D. Selbin
                                   LIEFF, CABRASER, HEIMANN & BERNSTEIN
                                   Embarcadero Center West
                                   275 Battery Street
                                   30th Floor
                                   San Francisco, CA  94111-3339
                                   Telephone:  (415) 956-1000


                                   Attorneys for Plaintiffs

                                   Of Counsel:

                                   Don Barrett
                                   BARRETT LAW OFFICES
                                   404 Court Square North
                                   Lexington, MS  39095
                                   Telephone:  (601) 834-2376

                                   Michael D. Hausfeld
                                   Gary Mason
                                   COHEN, MILSTEIN, HAUSFELD & TOLL
                                   1100 New York Avenue N.W.
                                   Suite 500, West Tower
                                   Washington, DC  20005-3934
                                   Telephone:  (202) 408-4600

                                   John Crowder
                                   Andrew Citrin
                                   CUNNINGHAM, BOUNDS, YANCE
                                     CROWDER & BROWN
                                   Post Office Box 66705
                                   Mobile, AL  36660
                                   Telephone:  (334) 471-6191

                                   Ralph I. Knowles, Jr.
                                   DOFFERMYRE, SHIELDS, CANFIELD
                                     & KNOWLES
                                   1600 The Peachtree
                                   1355 Peachtree Street
                                   Atlanta, GA  30309
                                   Telephone:  (404) 881-8900

                                   Walter S. McLin, III
                                   Phillip S. Smith
                                   McLIN, BURNSED, MORRISON,
                                      JOHNSON & ROBUCK, P.A.
                                   Philip H. Gordon
                                   GORDON LAW OFFICES
                                   419 South 9th Street
                                   Boise, ID  83702
                                   Telephone:  (208) 345-1449

                                   Samuel Heins
                                   HEINS, MILLS & OLSON
                                   700 Northstar East
                                   Minneapolis, MN  55402
                                   Telephone:  (612) 338-4605

                                   David Guin
                                   HOGAN, SMITH & ALSPAUGH
                                   2323 Second Avenue North
                                   Birmingham, AL  35203-3758
                                   Telephone:  (205) 324-5635/
                                      1-800-223-2535

                                   Clinton Krislov
                                   Jonathan Nachain
                                   KRISLOV & ASSOCIATES
                                   222 N. LaSalle Street
                                   Suite 810
                                   Chicago, IL  60601
                                   Telephone:  (312) 606-0500

                                   Richard T. Dorman
                                   McRIGHT, JACKSON, DORMAN,
                                     MYRICK & MOORE
                                   1100 First Alabama Building
                                   106 St. Francis Street
                                   Mobile, AL  36652
                                   Telephone:  (334) 432-3444

                                   Beverly C. Moore, Jr.
                                   Sandra B. Brantley
                                   MOORE & BROWN
                                   4900 Massachusetts Avenue, N.W.
                                   Suite 230
                                   Washington, DC  20016
                                   Telephone:  (202) 364-1032

                                   Jeffrey S. Mutnick
                                   Robert K. Udziela
                                   Keith E. Tichenor

                                   John S. Stone
                                   POZZI WILSON ATCHISON
                                   1100 S.W. 6th Avenue, Suite 1400
                                   Portland, OR  97204
                                   Telephone:  (503) 226-3232

                                   Charles R. Watkins
                                   SUSMAN, BUEHLER & WATKINS
                                   Two First National Plaza
                                   Suite 620
                                   Chicago, IL  60603
                                   Telephone:  (312) 346-3466

                                   Les M. Swanson
                                   400 Director Building
                                   808 S.W. Third Avenue
                                   Portland, OR  97204
                                   Telephone:  (503) 228-1838


The following exhibits to the Settlement Agreement are omitted. Copies will be provided to the Commission upon its request.


Exhibit A        Form of notice of class action and proposed settlement to
                 owners and former owners of houses and other structures with Louisiana-Pacific exterior Inner-Seal Siding


Exhibit B        Form of Exclusion request


Exhibit C        Form of Problem report


Exhibit D        Form of Claim for unreimbursed repair


Exhibit E        Form of Field inspection and evaluation form


Exhibit F        Form of Release


Exhibit G        List of region/states